                                 EXHIBIT 4.4(c)

Second Amendment to the Revolving Credit Agreement dated as of November 25, 1992, among Hudson General Aviation Services Inc., ABN Amro Bank Canada and The Chase Manhattan Bank of Canada individually and as successor agent, dated as of June 1, 1996.

                     HUDSON GENERAL AVIATION SERVICES INC./
               SOCIETE DE SERVICES HUDSON GENERAL (AVIATION) INC.

                  SECOND AMENDMENT ("Amendment"), dated as of June 1, 1996, among Hudson General Aviation Services Inc./Societe de Services Hudson General (Aviation) Inc. ("Aviation"), the banking institutions party to the Credit Agreement referred to below (the "Banks"), and The Chase Manhattan Bank of Canada as successor agent for itself and the Banks (the "Agent").

                  (a) the Revolving Credit Agreement, dated as of November 25, 1992 and amended as of March 15, 1995 (the "Credit Agreement"), among Aviation, the banking institutions named therein and Bank of Boston Canada as agent for itself and the other banking institutions and (b) the Resignation and Appointment Agreement, dated as of May 1, 1995, whereby Bank of Boston Canada resigned as agent and The Chase Manhattan Bank of Canada was appointed as successor agent for itself and the other banking institutions under the Credit Agreement and the other Loan Documents.

                  WHEREAS Hudson General Corporation ("Hudson General") and Hudson General LLC ("LLC") have entered into an Amended and Restated Revolving Credit Agreement dated as of November 25, 1992 and amended and restated as of June 1, 1996 among Hudson General, LLC, The First National Bank of Boston, European American Bank, The Chase Manhattan Bank N.A. and such other banks as may become parties thereto from time to time, as the same may be amended, supplemented, replaced or restated from time to time;

                  AND WHEREAS, Hudson General has formed LLC and Hudson General and its subsidiaries have transferred to LLC substantially all of the assets of their aviation services business, including, without limitation, all of the shares of Aviation (the "Aviation Services Business") in accordance with the terms of that certain Unit Purchase and Option Agreement (as supplemented to the date hereof, the "Purchase Agreement") dated February 27, 1996 between Hudson General and Lufthansa Airport and Ground Services GmbH;

                  AND WHEREAS LLC wishes to assume all of Hudson General's obligations under the Guaranty.

                  NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

                  2. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as therein.
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                                       2


                  3. Each of the Banks and the Agent hereby consent to (a) the transfer by Hudson General and its subsidiaries to LLC of substantially all of the assets of the Aviation Services Business, including the transfer of all of the shares of Aviation, in accordance with the terms of the Purchase Agreement;
(b) the amendment and restatement of the Guaranty to be delivered in accordance with Section 28(a)(iii) of this Amendment; (c) the amendment and restatement of the Assignment, Postponement and Subordination and Intercreditor Agreement to be delivered in accordance with Section 28(a)(ii) of this Amendment; (d) the amendment and restatement of the U.S. Loan Agreement as required by Section 28(b) of this Amendment; and (e) the amendment and restatement of the U.S. Security Agreement as required by Section 28(a)(iii) of this Amendment.

                  4. Except as expressly provided for herein, as of the date hereof, all references in the Credit Agreement, including for greater certainty, Exhibit "A" thereto, to Hudson General shall be deemed to be references to LLC.

                  5. Notwithstanding Section 3 of this Amendment, references to Hudson General in Sections 3.5(a), 3.6(a), 4.6, 4.7, and 9 (e) of the Credit Agreement shall remain references to Hudson General.

                  6. Section 2.1(b) of the Credit Agreement is hereby amended by deleting "three and one-half percentage points (3-1/2%)" where it appears in the sixth sentence and substituting "two percentage points (2%)".

                  7. Section 2.4(c)(iii) of the Credit Agreement is hereby amended by deleting "including" and substituting "excluding" therefor.

                  8. Section 3.5 of the Credit Agreement is hereby amended by inserting "(a)" following "Financial Statements", by deleting all references to "Subsidiaries" in Section 3.5(a) and substituting "HGC Subsidiaries" therefor and by adding the following as Section 3.5(b):

                  "(b) Aviation has previously furnished to the Banks unaudited pro forma consolidated financial statements of LLC and its Subsidiaries for the fiscal year ended June 30, 1995, and at December 31, 1995 and for the six-month period ended on such date. Such financial statements give effect to the Contribution (as defined in the U.S. Loan Agreement) and the other transactions contemplated under the Purchase Agreement (as defined in the U.S. Loan Agreement), were prepared in accordance with generally accepted accounting principles and fairly present the pro forma consolidated assets and liabilities of LLC and its Subsidiaries and the consolidated results of operations of LLC and its Subsidiaries at the dates, and for the periods, to which they relate."
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                                       3


                  9. Section 3.6 of the Credit Agreement is hereby amended by inserting "(a)" following "Changes", by inserting "and the Contribution (as defined in the U.S. Loan Agreement)" following "ordinary course of business,", by deleting all references to "Subsidiaries" in Section 3.6(a) and substituting "HGC Subsidiaries" therefor and by adding the following as Section 3.6(b):

                  "(b) Since December 31, 1995, there have been no changes in the Aviation Services Business or the consolidated financial condition or results of operations of the Aviation Services Business, other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse to the business or financial condition of LLC and its Subsidiaries, taken as a whole. Since the date of LLC's formation, there have been no changes in the assets, liabilities, financial condition or business of LLC or its Subsidiaries, other than changes in the ordinary course of business and the Contribution (as defined in the U.S. Loan Agreement), the effect of which has not, in the aggregate, been materially adverse to the business or financial condition of LLC and its Subsidiaries, taken as a whole."

                  10. Section 4.3 of the Credit Agreement is hereby amended by adding "in all material respects" following "Funding Date and" on the second line of such section.

                  11. Section 4.4 of the Credit Agreement is hereby deleted and the following substituted therefor:

                  "No Adverse Change. (a) As of the date of any Loan there shall have been no material adverse change since June 30, 1992 in the business or financial affairs of Hudson General and the HGC Subsidiaries taken as a whole.

                  (b) As of the date of any Loan (i) there shall be been no material adverse change since December 31, 1995 in the Aviation Services Business (as defined in the U.S. Loan Agreement) and (ii) there shall have been no material adverse change since the date of the formation of LLC in the business or financial affairs of LLC and its Subsidiaries, taken as a whole."

                  12. Section 5.2(a) is hereby deleted and the following substituted therefor:

                  "as soon as available but in any event within ninety days after the end of each of its fiscal years, consolidated and consolidating balance sheets of LLC and its Subsidiaries as at the end of, and the related consolidated and consolidating statements of income and consolidated statements of cash flows for, such year, and all such statements shall be in reasonable detail, prepared in accordance with generally accepted accounting principles and accompanied by the opinion (only if such financial statements are required to be publicly published) of (in form and substance reasonably satisfactory to the Banks)
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                                       4


         independent public accountants of nationally recognized standing selected by LLC and, concurrently with such financial statements, (if such financial statements are required to be publicly published) a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements (but without any special or additional audit procedures for the purpose), they have obtained no knowledge of any Default, or if in the opinion of such accountants any Default exists, they shall disclose in such written statement the nature and status thereof.

                  13. Section 5.8(b) of the Credit Agreement is hereby deleted and the following substituted therefor:

                  "investments in marketable, investment grade, direct or guaranteed obligations of the Government of Canada or any province or municipality thereof which mature within ten years from the date of purchase."

                  14. Section 5.8(f) of the Credit Agreement is hereby amended by adding "in the event that such Subsidiary has a net worth in excess of $500,000" following the text "provided that," in the third line of such section.

                  15. Section 5.8 of the Credit Agreement is hereby amended by adding the following as Sections 5.8(g) and 5.8(h) respectively:

                  "(g) investments in demand deposits, certificates of deposits, time deposits and notes of any Bank or any Canadian bank having total capital and unimpaired surplus of at least $100,000,000;"

                  "(h) securities commonly known as "commercial paper", or corporate bonds which mature within ten years from the date of purchase, in each case issued by a corporation organized and existing under the laws of the United States of America or any state thereof or the laws of Canada or any province thereof which at the time of purchase have been rated by either or both of Moody's Investors Service, Inc. and Standard and Poor's Ratings Group and the ratings for such commercial paper are not less than "P-1" if rated by Moody's Investors Service, Inc. and not less than "A-1" if rated by Standard and Poor's Ratings Group or, for such bonds, are not less than "Aa" if rated by Moody's Investors Service, Inc. and not less than "AA" if rated by Standard & Poor's Ratings Group."

                  16. Sections 6.7, 6.8 and 6.9 of the Credit Agreement are hereby deleted and the following substituted therefor:

                  "6.7 Prior to the Collateral Release Date or the HGC Release Date (each as defined in the U.S. Loan Agreement) any person or group of persons (within the meaning of
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                                       5


         Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA, as defined in the U.S. Loan Agreement) of Hudson General or any HGC Subsidiary and other than shareholders of Hudson General which have filed with the Securities and Exchange Commission prior to the date of the Proxy (as defined in the U.S. Loan Agreement) Schedules 13D or 13G pursuant to the Securities Exchange Act of 1934, as amended, with respect to the securities of Hudson General shall hereafter have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said act) of more than 50% in voting power of the outstanding voting stock of Hudson General, or during any period of twelve consecutive calendar months, individuals who were directors of Hudson General on the first day of such period shall cease to constitute a majority of the board of directors of Hudson General, other than because of replacement as a result of death or disability of one or more such directors or replacement with the approval of a majority of those individuals who were members of the board of directors of Hudson General on the first day of such period or a majority of the directors of Hudson General appointed thereafter with the approval of such individuals;

                  6.8 Hudson General (prior to the Collateral Release Date or the HGC Release Date, each as defined in the U.S. Loan Agreement), any HGC Subsidiary (prior to the Collateral Release Date or the HGC Release
         Date), LLC or any Subsidiary of LLC shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Hudson General, LLC or any HGC Subsidiary or Subsidiary of LLC or of any substantial part of the assets of Hudson General, LLC or any HGC Subsidiary or any Subsidiary of LLC or shall commence any case or other proceeding relating to Hudson General, LLC or any HGC Subsidiary or any Subsidiary of LLC under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against Hudson General (prior to the Collateral Release Date or the HGC Release Date), LLC, any HGC Subsidiary (prior to the Collateral Release Date or the HGC Release Date) or any Subsidiary of LLC and Hudson General, LLC or any of such Subsidiaries or HGC Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

                  6.9 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating Hudson General (prior to the Collateral Release Date or the HGC Release Date, each as defined in the U.S. Loan Agreement), LLC, any HGC Subsidiary (prior to the Collateral Release Date or the HGC Release Date) or any Subsidiary of LLC bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of Hudson General (prior to the Collateral Release Date or the HGC Release Date), LLC, any HGC Subsidiary (prior to the Collateral Release Date or the HGC Release Date) or any Subsidiary of LLC in an involuntary case under federal bankruptcy laws as now or hereafter constituted;"

                  17. Section 6.13 of the Credit Agreement is hereby deleted and the following substituted therefor:

                  "If LLC shall cease to own 100% of the issued and outstanding capital stock of Aviation."

                  18. Article 6 of the Credit Agreement is hereby amended by adding the following as Section 6.15:

                  "6.15 Hudson General shall own, directly or indirectly, less than 51% of the membership interests of LLC."

                  19. Sections 9(b) and (c) of the Credit Agreement are hereby deleted and the following substituted therefor:

                  (b) The Obligations shall be guaranteed by LLC pursuant to an amendment and restatement of the Guaranty and all obligations of LLC thereunder shall be guaranteed (such guarantees to be in the form or forms contemplated in the U.S. Loan Agreement) by the other Guarantors having a net worth in excess of $500,000 (the guaranties of the Guarantors are collectively referred to as the "Guaranty"). The obligations of each Secured Guarantor under such corporation's Guaranty shall be secured by (i) in the case of each Secured Guarantor other than LLC, a perfected first priority security interest (subject only to liens permitted under the U.S. Loan Agreement and entitled to priority under applicable law) in the Subsidiary Collateral (as defined in the U.S. Loan Agreement) pursuant to and to the extent required by the terms of the U.S. Security Agreement executed and delivered by such Secured Guarantor and (ii) in the case of LLC, in addition to the foregoing, (A) a perfected first priority security interest (subject only to the liens permitted under the U.S. Loan Agreement and entitled to priority under applicable law) in the Collateral pursuant to and to the extent required by the terms of the U.S. Security Agreement to which it is a party and (B) the Assignment, Postponement and Subordination and Intercreditor Agreement.

                  (c) LLC shall and it shall cause each of the other Guarantors having a net worth in excess of $500,000 to:

                           (i) execute and deliver to each of the Agent and the Banks, a Guaranty;

                           (ii) in the case of LLC only, execute and deliver to the Agent and the Banks, the Assignment, Postponement and Subordination and Intercreditor Agreement;

                           (iii) in the case of each Guarantor required to deliver a Guaranty and execute and deliver to the Agent for the benefit of the Banks, the Agent, the lenders which are or may become parties to the U.S. Loan Agreement and the agent thereunder, U.S. Security Agreements and all other documents and instruments required to be delivered pursuant thereto; and

                           (iv) execute and deliver all other documents and instruments, including, without limitation, corporate authority documents as the Banks may reasonably request.

                  20. Section 10 of the Credit Agreement is hereby amended by adding the following as Section 10.17:

                  "HGC Release Date. Upon and after the HGC Release Date (as defined in the U.S. Loan Agreement), no Default or event with the passage of time or the giving of notice (or both) which would become a Default (other than with respect to the Defaults set forth in Sections 6.7, 6.8 and 6.9 hereof unless, at such time, the Collateral Release Date (as defined in the U.S. Loan Agreement) has occurred) or any failure to satisfy a condition precedent shall be deemed to occur or arise as a result of any event or matter related to Hudson General."

                  21. The definition of "Commitment Percentage" set forth in Exhibit "A" to the Credit Agreement is hereby amended by deleting such definition in its entirety, and substituting therefor the following:

                  Commitment Percentage - With respect to each Bank, the percentage set forth opposite its name below as such Bank's percentage of the aggregate Commitments of all of the Banks (subject to adjustments permitted by the terms of the Credit Agreement):

                           BANK                            COMMITMENT
                                                           PERCENTAGE

                           Chase Canada                         80%
                           ABN Canada                           20%

                           Total                               100%

                  22. The definitions of "Guarantor(s)" and "Secured Guarantor(s)" in Exhibit "A" to the Credit Agreement are hereby deleted and the following shall be substituted for each such definition:

                  "Collectively, all of and individually, each of, LLC and all Subsidiaries of LLC with a net worth in excess of $500,000 organized under the laws of any State of the United States of America and acquired or formed by LLC after the date hereof."

                  23. The definition of "Guaranty" in Exhibit "A" to the Credit Agreement is hereby deleted and the following substituted therefor:

                  "has the meaning ascribed to such term in Section 9(b) and includes amendments, supplements, replacements or restatements made from time to time."

                  24. The following additional definition is hereby added to Exhibit "A" to the Credit Agreement in the appropriate alphabetical order:

                  "HGC Subsidiary - Any corporation, association, joint stock company, business trust or other similar organization of whose voting stock Hudson General owns or controls, directly or indirectly, more than 50%."

                  25. The Definition of "Initial Revolving Period" in Exhibit "A" to the Credit Agreement is hereby amended by deleting "December 31, 1996" and substituting "June 30, 1998" therefor.

                  26. The definition of "Reduction Commencement Date" in Exhibit "A" to the Credit Agreement is hereby amended by deleting "December 31, 1996" and substituting "June 30, 1998" therefor.

                  27. Effective upon the execution of this Amendment, Schedule
3.8 to the Credit Agreement is hereby deleted and Schedule 3.8 in the form attached to this Amendment shall be substituted therefor.

                  28. Aviation represents and warrants to the Banks that (a) this Amendment and the Credit Agreement as further amended hereby (the "Amended Credit Agreement") are its legal, valid and binding obligations, enforceable against Aviation in accordance with their terms, (b) this Amendment and the Amended Credit Agreement do not conflict with any charter document, agreement, instrument or undertaking binding upon Aviation or any of its properties, (c) no Default, or situation which with the giving of notice or the passage of time or both would become a Default, now exists or will exist after giving effect to this Amendment, and (d) all of the representations and warranties made by Hudson General and LLC in the U.S. Loan Agreement are true and correct as of the date hereof.

                  29. This Amendment shall become effective as of the date hereof upon satisfaction of each of the following conditions precedent:

                  (a)       Delivery.

                           (i) Aviation, the Banks and the Agent shall have executed and delivered this Amendment;

                           (ii) The Banks, the Agent, Aviation, and LLC shall have executed and delivered an amendment and restatement of the Assignment, Postponement and Subordination and Intercreditor Agreement as acknowledged by Hudson General;

                           (iii) LLC shall have delivered an amendment and restatement of the Guaranty as acknowledged by Hudson General and LLC and Hudson General shall have delivered an amendment and restatement of the U.S. Security Agreement to which Hudson General is a party;

                           (iv) LLC shall have delivered to the Agent a copy of the Certificate required to be delivered to the Agent (as defined in the U.S. Loan Agreement) pursuant to Section 4A.3.(c) of the U.S. Loan Agreement;

                           (v) Chase Canada shall have assigned such interests, rights and obligations under the Credit Agreement to ABN Canada as shall be necessary to achieve the Commitment Percentages set forth in this Amendment; and

                           (vi) Aviation shall have delivered to the Agent amended and restated Revolving Credit Notes in favour of each of the Banks.

                  (b) U.S. Loan Agreement. An amendment and restatement of the U.S. Loan Agreement which is satisfactory to the Banks and the Agent in all respects shall have been executed and delivered by each of Hudson General, LLC and the lenders which are parties to the U.S. Loan Agreement.

                  (c) Lien and Security. The Guaranty, the Assignment, Postponement and Subordination and Intercreditor Agreement and the U.S. Security Agreement to which LLC is a party, in each case as amended in accordance with clause (a) of this Section 28, shall (except as enumerated in clauses (c) and (d) of Section 18 of the U.S. Security Agreement if such actions are not then required) be effective to continue to create in favour of the Agent and the Banks the legal, valid and enforceable first (except for liens expressly permitted hereunder entitled to priority under applicable law) security interest in the Collateral and all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected and the Agent and the Banks shall have received evidence thereof in form and substance satisfactory to the Agent and the Banks. The Collateral and the Agent's and the Banks' rights with respect thereto shall not be subject to any setoff, claims, withholdings or other defenses and the Security Documents shall have been duly registered or recorded (as a first priority assignment of and perfected security interest in, subject to the terms of such agreements, the Collateral) in each jurisdiction where such filing is necessary or of advantage (determined in the Banks' sole discretion).

                  (d) Corporate Standing and Action. Each of the Banks shall have received (i) a Certificate of Compliance from Industry Canada as to the good standing of Aviation as of a recent date, and (ii) a certificate of an Authorized Officer of Aviation, dated the date hereof, certifying (A) that attached thereto is a true and complete copy of the Articles of Amalgamation, all Shareholder Agreements and the bylaws of Aviation, each as amended to the date hereof or that the Articles of Amalgamation, Shareholder Agreements and bylaws of Aviation have not been modified, amended or supplemented since November 25, 1992, (B) that attached thereto is a true and complete copy of resolutions of the sole director of Aviation authorizing the execution and delivery of this Amendment and all documents and instruments executed in connection therewith, which resolutions are in full force and effect without modification on the date hereof, and (C) the incumbency and signatures of the officers of Aviation or that there have been no changes in such incumbency and signatures since November 25, 1992.

                  (e) Opinions of Counsel. Each of the Banks and the Agent shall have received a favourable legal opinion addressed to the Banks and the Agent, dated as of the date hereof, in form and substance satisfactory to the Banks and the Agent, from each of Noah Rockowitz, Secretary and Counsel to Aviation, and Fraser & Beatty, Ontario legal counsel to Aviation.

                  (f) Proceedings and Documents. All proceedings in connection with the transaction contemplated by this Amendment and all documents incident hereto shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

                  30. Miscellaneous. The Credit Agreement and all of the Loan Documents are each confirmed as being in full force and effect. This Amendment, the Credit Agreement and the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements, whether written or oral. This Amendment and the Credit Agreement shall be read and construed as one agreement, and, except as expressly amended hereby, the Credit Agreement remains unchanged. The headings in this Amendment are for convenience of reference only and shall not alter, limit or otherwise affect the meaning hereof. This Amendment is a Loan Document as defined in the Credit Agreement and may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Aviation shall pay all costs and expenses, including reasonable legal fees and disbursements of the Agent's counsel, incurred by the Agent in preparing this Amendment. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE PROVINCE OF ONTARIO AND LAWS OF CANADA APPLICABLE THEREIN.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Amendment under seal by a duly authorized officer as of the date first set forth above.

HUDSON GENERAL AVIATION                    THE CHASE MANHATTAN BANK
SERVICES INC./SOCIETE DE                   OF CANADA, FOR ITSELF AND AS AGENT
SERVICES HUDSON GENERAL
(AVIATION) INC.


By: ________________________________        By: _______________________________
         Title:                                      Title:



ABN AMRO BANK CANADA


By: ________________________________
         Title:

Consented to:

THE FIRST NATIONAL BANK OF BOSTON


By: ________________________________
         Title: